STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

Certified Copy

November 26, 2018

Job Number: C20181126-0623
Reference Number: 00011161668-90
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20180505227-22	Stock Split	1 Pages/1 Copies

Respectfully,

Barbara K. Cegavske
Secretary of State

Certified By: Clair Fry
Certificate Number: C20181126-0623

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

090303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

Filed in the office of	Document Number 20180505227-22
Barbara K. Cegavske	Filing Date and Time 11/26/2018 10:15 AM
Secretary of State State of Nevada	Entity Number E0792182007-8

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:
Tonix Pharmaceuticals Holding Corp.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
150,000,000 authorized shares of common stock, par value $0.001 per share
5,000,000 shares of preferred stock, par value $0.001 per share

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
15,000,000 authorized shares of common stock, par value $0.001 per share
5,000,000 shares of preferred stock, par value $0.001 per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
One (1) share of common stock after the change will be issued in exchange for every ten (10) shares of common stock held by each record holder immediately prior to the effective date and time of the change.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
Any fractional share of common stock that would otherwise result from the change will be rounded up to the nearest whole share of common stock.

7. Effective date and time of filing: (optional) Date: 11/28/18 Time: 12:01 am ET
(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

x [signature]

Signature of Officer

Bradley Saenger, Chief Financial Officer
Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.